Exhibit 99.B(a)(26)

ING MAYFLOWER TRUST

Amended Establishment and Designation

Of Class of Shares of Beneficial Interest

Par Value $0.01 Per Share

Effective: December 7, 2009

The undersigned, being a majority of the Trustees of ING Mayflower Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article V, Sections 5.11(f) and 5.13 and Article VIII, Sections 8.2 and 8.3 of the Declaration of Trust dated August 18, 1993, as previously amended (the “Declaration of Trust”) of the Trust, hereby amend the Establishment and Designation of Class of Shares, dated November 16, 1999, to:

1. Abolish Class Q shares of ING International Value Fund (formerly, Pilgrim International Value Fund).

IN WITNESS WHEREOF, the undersigned have executed this instrument this 13th day of October, 2009.

/s/ Colleen D. Baldwin	/s/ J. Michael Earley
Colleen D. Baldwin, as Trustee	J. Michael Earley, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Robert W. Crispin	/s/ Sheryl K. Pressler
Robert W. Crispin, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch	/s/ Roger B. Vincent
Peter S. Drotch, as Trustee	Roger B. Vincent, as Trustee